Exhibit 99.1
PRESS RELEASE
Evergreen Solar Announces Continued Progress at Devens Manufacturing Facility
Factory Ships 8.5 Megawatts in the Fourth Quarter
Marlboro, Massachusetts, January 5, 2009 — Evergreen Solar, Inc. (NasdaqGM: ESLR), a manufacturer of String Ribbon™ solar power products with its proprietary, low-cost silicon wafer technology, today announced that it shipped 8.5 MW of products from its Devens factory and an additional 3.7 MW from its Marlboro pilot manufacturing facility, during the fourth quarter of 2008, in line with its announced expectations in October.
The Company also announced that it received its certificate of occupancy for the second phase of the Devens facility on December 19, 2008 and expects to reach full capacity of about 40 MW per quarter from Devens in the second half of 2009 as planned.
“Despite an increasingly challenging environment, including pricing pressure and softening demand in December, we produced and shipped more than 12 MW of products in the fourth quarter of 2008, including 8.5 MW from our Devens facility,” said Richard M. Feldt, Chairman, President and Chief Executive Officer. “Because our Devens ramp remains on schedule, we ceased production at our Marlboro pilot manufacturing facility on December 31. Ongoing R&D activities will continue to be performed at our research and development facility in Marlboro and advanced manufacturing piloting activities will be performed at our Devens manufacturing facility with little or no impact to overall production capacity.”
Almost all of the Marlboro pilot facility employees have transferred to Devens to fill open roles associated with the second phase of Devens. The Company expects to incur approximately $350,000 in severance costs through March 31, 2009 for the individuals not transferred to Devens. The Company will also incur non-cash charges of approximately $25 million, substantially all in the fourth quarter of 2008, associated with the write-off of manufacturing and development equipment and leasehold improvements of the Marlboro pilot facility. Over the next 12 months, the Company may also incur location restoration, disposition and moving costs of approximately $3 million to $5 million.
The Company believes that closing the Marlboro pilot facility and better utilizing existing equipment and facilities at its research and development center and at its Devens manufacturing facility will result in lower overhead costs and reduce overall cash requirements.
The Company will report its 2008 fourth quarter and annual results on February 5, 2009.

About Evergreen Solar, Inc.
Evergreen Solar, Inc. develops, manufactures and markets String Ribbon™ solar power products using its proprietary, low-cost silicon wafer technology. The company’s patented wafer manufacturing technology uses significantly less polysilicon than conventional processes. Evergreen Solar’s products provide reliable and environmentally clean electric power for residential and commercial applications globally. For more information about the company, please visit www.evergreensolar.com. Evergreen Solar® and String Ribbon™ are trademarks of Evergreen Solar, Inc.
Safe Harbor Statement
This press release contains forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations or beliefs. Such forward-looking statements include, but are not limited to, those related to the expected costs and benefits associated with the cessation of production at the Marlboro pilot manufacturing, including the amount of asset write-offs and the potential costs and savings associated with the cessation. These statements are neither promises nor guarantees, and involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements, including risks associated with the company’s ability to accurately estimate the costs of the shut down of its Marlboro manufacturing operations; the company’s ability to successfully manufacture and sell its products; uncertainties related to government regulations, subsidies and incentives; risks from various economic factors such as fluctuations in currency exchange rates and other risks and uncertainties identified in the company’s filings with the Securities and Exchange Commission. Evergreen Solar disclaims any obligation to update or revise such statements to reflect any change in company expectations, or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.
CONTACT:
Evergreen Solar, Inc.
Michael El-Hillow
Chief Financial Officer
investors@evergreensolar.com
Phone: 508-251-3311